EXHIBIT (d)(4)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (“Agreement”), dated and made effective as of October 9, 2026 (“Effective Date”), is executed by and between ALCHEMY BEVERAGES INC., a Delaware corporation (“Company”), and BRIGHTFLIXX FINANCE (LUXEMBOURG) S.A., a Luxembourg public limited company (société anonyme) (“BrightFlixx”) (the parties hereto sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

A.     Concurrently with the execution of this Agreement, Company and BrightFlixx have entered into a Tender Offer Agreement dated October 9, 2026 (the “Tender Offer Agreement”), pursuant to which BrightFlixx will initiate a cash tender offer for all of the outstanding shares of common stock of Company (the tender offer and related activities conducted under or pursuant to the terms of the Tender Offer Agreement referred to collectively as the “Transaction”);

B.     During the course of the Transaction, each Party (as a “Disclosing Party”) will provide and otherwise make available to the other Party (as a “Receiving Party”) non-public information that the Disclosing Party has determined is Confidential Information; and

C.     The Parties have entered into this Agreement for the purpose of protecting the confidential or proprietary nature of the Confidential Information provided or made available by Disclosing Party to Receiving Party.

NOW, THEREFORE, in consideration of promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

KEY DEFINITIONS

1.01 Definitions. Certain key terms used in this Agreement, and as specified below, shall consist of and have the following meanings:

“Affiliate(s)” means, when used with respect to a Person, any other person or entity controlling, controlled by or under common control with such person or entity, or which is otherwise a co-venturer, partner or associate with such Person in connection with the Proposed Transaction. For the purposes of this definition, the term “controlling” (and, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or agency or otherwise.

“Authorized Representative(s)” means the Representatives of a Party that meet or otherwise comply with the requirements contained in Section 3.01 of this Agreement.

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“Confidential Information” means any and all non-public documents, records, information and data (whether in written, oral or electronic form or otherwise) produced, furnished or otherwise made available by Disclosing Party to Receiving Party or its Authorized Representatives, including without limitation the following:

(1)   Any discussions or other communications that take place between the Parties and/or their respective Representatives concerning the Transaction or the preparation, exchange, use and/or execution of any documents (including their content) relating thereto, or any discussions or documents concerning the development, use, practice or commercialization of the patent-based and unpatented processes, methods, technical data, know-how and technologies owned or held by Company, including claims, inventions, processes, methods and technologies embodied in the Company’s right under license to the Nano Reactor® system or in any patent, patent rights or applications and technical information and know-how relating thereto;

(2)    Business plans and strategies, financial information, budgets, organization charts, market data, business affairs, customer or client information, corporate records and other business records of either Party or any of its/their Affiliates, respectively;

(3)    Reports, plans, compilations, government data, studies, analyses, maps, models and other business records or documents prepared by or owned or controlled by either Party with respect to or concerning their respective businesses and operations, including any customer lists, client lists or investor lists developed by either Party;

(4)   Any license, lease, contract or other record or document, including amendments thereto or modifications thereof, evidencing, reflecting or confirming the existence, scope or transfer or grant of any rights or interests in any of the proprietary systems and technologies developed by Company, including without any license, lease, contract or other instrument granting or transferring any such rights or interests in any intellectual property rights held by Company.

“Disclosing Party” means the Party that, either directly or through any of its Representatives, discloses, delivers or otherwise furnishes Confidential Information to Receiving Party.

“Person” means any individual, firm, corporation, partnership, limited liability company, association or other entity, including without limitation any governmental entity, agency or other instrumentality, that is or may be recognized under the laws, rules, regulations or orders of any federal, state or local jurisdiction, including each of their respective Affiliates.

“Receiving Party” means the Party that, either directly or through any of its Authorized Representatives, receives Confidential Information that is disclosed, delivered or otherwise furnished by Disclosing Party.

“Representatives” means, with respect to a Party or any of its Affiliates, its officers, directors, managers, employees, shareholders, partners, members, agents, contractors, co-venturers, consultants, attorneys, advisors and other representatives, including without limitation a Party’s lenders, investors and other persons or entities providing investment, financial or credit support or professional services to a Party.

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ARTICLE II

DURATION & TERM

2.01    Duration and Term. This Agreement shall become effective as of the Effective Date and, unless terminated by the mutual agreement and consent of the Parties in a writing executed by each Party, shall continue in full force and effect until the earlier to occur of (a) the expiration of one (1) year following the Effective Date, or (b) the consummation of the Transaction in accordance with the Tender Offer Agreement. Upon the expiration or termination of this Agreement, the confidentiality obligations of the Receiving Party shall survive with respect to any Confidential Information that has been disclosed by Disclosing Party and that remains in the possession or under the control of Receiving Party.

ARTICLE III

CONFIDENTIALITY & NON-DISCLOSURE

3.01 Confidentiality Obligations. (a) During the term of this Agreement, Disclosing Party may provide, furnish or make available Confidential Information to Receiving Party and to certain of its Representatives that Receiving Party has determined (1) have a “need to know” such information in order to provide direct assistance to Receiving Party in connection with the Transaction, (2) are aware of Receiving Party’s confidentiality obligations under this Agreement and have agreed to be bound by such obligations as well (each such individual being an “Authorized Representative”). Unless otherwise agreed by the Parties in writing, Disclosing Party shall, in its sole discretion, furnish or make available to Receiving Party one (1) set or copy of the Confidential Information which, in each case, shall be accompanied by a letter or other writing that identifies, lists or describes the Confidential Information being provided or made available to Receiving Party and its Authorized Representative(s).

(b) Receiving Party and its Authorized Representatives agree to maintain the Confidential Information that it receives hereunder as strictly confidential during the term of this Agreement and for so long thereafter as such Confidential Information, or any part thereof, remains in the possession or under the control of Receiving Party or any of its Authorized Representatives (“Confidentiality Period”). During the Confidentiality Period, Receiving Party and each of its Authorized Representatives agree not to publish or make public, release or disclose the Confidential Information to any Person for any purpose except as specifically authorized in this Agreement or in a separate writing signed by Disclosing Party.

(c) To further protect the Confidential Information, Receiving Party and its Authorized Representative(s) agree as follows:

(1)    To safeguard the Confidential Information with the same standard of care that it uses to protect its own highly confidential information or that, at a minimum, consists of reasonable efforts to protect and maintain safeguards that will protect the Confidential Information from disclosure or release to any unauthorized Person;

(2)    To keep all of the Confidential Information separate from its own documents and information;

(3)    Not to maintain or store the Confidential Information on an externally accessible computer or electronic or digital retrieval system or transit it outside the principal networks or files Receiving Party or a designated Authorized Representative, as the case may be, unless appropriate security safeguards are put in place to protect the information from disclosure to, or theft or access by, unauthorized Persons; and

(4)    To return or redeliver all of the Confidential Information to Disclosing Party, without retaining any copy thereof (whether for archival purposes or otherwise) within ten (10) days after (i) the expiration or termination of this Agreement, or (ii) receipt by either Receiving Party or its Authorized Representative(s) of a written request or demand by Disclosing Party.

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3.02 Restrictions on Use. (a) Receiving Party and each of its Authorized Representatives agree that, during the Confidentiality Period, the Confidential Information will not be used for any purpose other than in evaluating, developing and consummating the Transaction. In furtherance of this purpose, Receiving Party shall restrict and limit disclosure of the Confidential Information to its Authorized Representatives.

(b) Receiving Party and its Authorized Representative(s) further agree that, during the Confidentiality Period, the Confidential Information will not be used in any way detrimental to Disclosing

Party or its Affiliates (it being acknowledged and agreed that any use other than evaluating, developing and consummating the Transaction shall be deemed detrimental). Receiving Party shall be responsible for enforcing the terms and conditions of this Agreement as to its Authorized Representatives and shall take such action, legal or otherwise, as may be necessary to require them to comply with this Agreement and thereby prevent any disclosure of the Confidential Information or its use for any purpose other than evaluation, development and consummation of the Transaction.

3.03     Exceptions; Exclusions. (a) Notwithstanding anything to the contrary contained in this Agreement, the confidentiality obligations contained in this Agreement shall not apply with respect to Confidential Information that Receiving Party can prove:

(1) Is or was became public knowledge prior to its receipt from Disclosing Party under this Agreement and other than by breach of this Agreement or other confidentiality agreement to which Disclosing Party is or was a party, or other breach of contract or violation of law;

(2)     Is or was invented, discovered or developed, prior to the Effective Date, by Receiving Party independently of, and without reliance upon or use in any manner of, any of the information disclosed or provided by Disclosing Party under this Agreement or in connection with or as a result of the evaluation, development or consummation of the Transaction; or

(3)    Validly and lawfully came into Receiving Party’s possession, prior to the Effective Date, from a third party under no duty of confidentiality other than by (i) breach of a confidentiality agreement to which Disclosing Party is or was a party, (ii) breach of a confidentiality agreement or obligation by which such third party is or was bound, (iii) breach of a confidentiality agreement or obligation by which the party providing such information, directly or indirectly, to such third party is or was bound, or (iv) other breach of contract or violation of law.

(b) Confidential Information shall not be deemed to fall within the exceptions to confidentiality contained in this Agreement merely because it is embraced by more general information. Any exclusion or exception from the confidentiality obligations in this Agreement shall not be considered as a license to make, sell, use or operate under any of the Confidential Information except as may be authorized by the Tender Offer Agreement or other writing executed by each of the Parties.

3.04    Scope of Obligations; No Warranties or Representations. The Parties acknowledge and agree that the disclosure of Confidential Information to Receiving Party imposes no obligation upon Disclosing Party or Receiving Party except as specifically set forth in this Agreement or in the Tender Offer Agreement. Although Disclosing Party will attempt to provide Receiving Party with such information as Disclosing Party believes will be helpful to the Receiving Party in the evaluation, development and consummation of the Transaction, Disclosing Party makes no representation or warranty as to the accuracy or completeness of the Confidential Information that may be disclosed or made available to Receiving Party.

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ARTICLE IV

COMPLIANCE WITH LAW

4.01     Compliance With Applicable Law. This Agreement is made subject to, and each of the Parties expressly agrees to comply with, all applicable laws, rules, regulations and orders in the countries, territories and other jurisdictions in which they transact business insofar as they may be applicable to the terms and conditions of this Agreement.

4.02   Compelled Disclosure. In the event that Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, or any part thereof, it or they, whichever is being compelled to disclose the Confidential Information, shall give Disclosing Party prior written notice of such requirement, together with a copy of the order, subpoena or other document evidencing the requirement, so that Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement to permit the compelled Party to make such disclosure. If a protective order or other remedy is not obtained, Disclosing Party shall, on a limited basis, waive compliance with the terms of this Agreement but only as to (1) the specific order, subpoena or document requiring such disclosure, and (2) that part of the Confidential Information required to be disclosed. In such case, the compelled Party shall inform Disclosing Party as to that part of the Confidential Information that was disclosed or released in order to satisfy any such legal requirement.

ARTICLE V

GOVERNING LAW & DISPUTE RESOLUTION

5.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE (USA) WITHOUT REFERENCE OR REGARD TO ITS CONFLICTS OF LAWS OR CHOICE OF LAWS PRINCIPLES.

5.02 Dispute Resolution. (a) Any claim, controversy or dispute between the Parties or their Affiliates arising out of or in any way relating to this Agreement, including the enforcement of the obligations undertaken by each Party under this Agreement (each a “Dispute”), shall be resolved exclusively by an appropriate civil action initiated or filed in the federal or state courts sitting or located in the state of Delaware (USA). For purposes of this Agreement, each Party hereby submits to the personal jurisdiction of the federal and state courts sitting or located in the state of Delaware, and hereby waives, and agrees no to interpose, any objection to the venue of action involving a Dispute in any such court, including any objection based on forum non conveniens.

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ARTICLE VI

GENERAL PROVISIONS

6.01   Transfers; Assignability. (a) During the term of this Agreement, neither the Parties nor any of their Authorized Representatives, respectively, shall be entitled to assign, convey, sell, transfer, mortgage, encumber, or otherwise dispose of, either in whole or in part, this Agreement or any interest therein to any Person without the prior written consent of the non-transferring Party. Any attempted assignment, conveyance, sale, encumbrance or transfer as prohibited herein, without strict compliance with the provisions hereof, shall be null and void, and no purchaser or other transferee or assignee of any interest in this Agreement shall have any rights with respect thereto until the assigning or transferring Party shall have obtained the written consent of the non-transferring Party.

(b) Any consent granted by the non-transferring Party hereunder shall not relieve the assigning or transferring Party of its obligations under this Agreement.

6.02   No Partnership or Joint Venture. Neither this Agreement nor the relationship of the Parties shall be considered or construed as establishing a partnership or joint venture between the Parties. Under no circumstances shall either Party act, or be authorized to act, as an employee, agent or representative of the other Party. Each Party shall be responsible for its own governance, costs and expenses and shall not have any responsibility or liability for the acts, obligations, debts or liabilities of the other Party.

6.03 Amendment and Waiver. This Agreement may be amended, modified, discharged or terminated, and waivers under this Agreement may be granted, only by a written instrument signed by both Parties. Failure of either Party, at any time or from time to time, to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party's obligations hereunder shall not be deemed a waiver of or to limit any of such rights or obligations with respect to any subsequent occurrence.

6.04     Notices. Unless otherwise specified herein, all notices and other communications required under this Agreement shall be in writing (including a facsimile or similar writing) and shall be given to a Party in accordance with the provisions governing “Notices” contained in the Tender Offer Agreement.

6.05   Successors and Assigns. This Agreement shall bind each of the Parties and shall inure to the benefit of and be binding upon their respective heirs, executors, administrators, devisees, legatees, successors and assigns.

6.06    Rights, Powers, Remedies Cumulative; Waiver; Time. Each and every right, power and remedy specified in this Agreement shall be cumulative and in addition to every other right, power and remedy existing now or hereafter at law, in equity, or by statute. Each and every right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by a Party. The exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.

6.07    Entire Agreement. This Agreement, together with the Tender Offer Agreement and other related transaction documents, constitutes the entire agreement and intent of the Parties and merges all prior oral and written agreements between the Parties with respect to subject matter hereof. No stipulation, agreement, representation or understanding of the Parties shall be valid or enforceable unless contained in this Agreement or in a concurrent or subsequent agreement executed by the Parties.

6.08   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement may be executed with delivery of originals or by facsimile transmission or by electronic delivery of portable digital files.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Alchemy Beverages Inc. By: /s/ Neil Voloshin Name: Neil Voloshin Title: Chief Executive Officer	BrightFlixx Finance (Luxembourg) S.A. By: /s/ Dr. Kassem Lahham Name: Dr. Kassem Lahham Title: Executive Director

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